Exhibit 99.1

Rotate Black, Inc. Enters Into Management Agreement With Louis Bull Tribe

PETOSKEY, Mich., Jan. 18, 2011 (GLOBE NEWSWIRE) -- Rotate Black, Inc. (OTCBB:ROBK), a premier development and management company of resort and casino properties, announced today that one of its subsidiaries has entered into a management agreement with the Louis Bull Tribe for a proposed Bear Hills Casino on the Louis Bull Indian Reserve near Edmonton, Canada.

The term of the Agreement is twenty (20) years and commences on the date the Bear Hills Charitable Foundation receives a license for the proposed casino and all related necessary approvals from the Alberta Gaming and Liquor Commission.

The Bear Hills Casino will be located on Highway 2 (QE2) approximately 25 miles south of Edmonton on existing tribal lands which are adjacent to the Tribe's Bear Hills Truck Stop.  Dennis Piotrowski, Executive Vice President of Rotate Black, commented, "The proposed casino at this location represents a tremendous opportunity for the Louis Bull Tribe and Rotate Black's shareholders."

Dual Cooper, President and COO of Rotate Black, stated, "This is another step forward in our expansion efforts of developing and managing casino and resort properties worldwide."

About Rotate Black, Inc.

Rotate Black, Inc. (OTCBB:ROBK) is a premier development and management company of resort and casino properties. The Company makes investments specifically targeted towards the gaming industry, seeking to maximize total return from capital appreciation and income. The management and Board of Directors have extensive experience in successfully developing and managing resort properties.

Forward-Looking Statement

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Rotate Black, Inc. disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

CONTACT:	Rotate Black, Inc. Mr. John Paulsen, Chairman & CEO 231-347-0777